Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: January 31, 2013

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2012 EARNINGS

Southfield, Michigan – January 31, 2013 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $59.9 million, or $2.40 per diluted share, for the three months ended December 31, 2012 compared to consolidated net income of $50.0 million, or $1.91 per diluted share, for the same period in 2011.  For the year ended December 31, 2012, consolidated net income was $219.7 million, or $8.58 per diluted share, compared to consolidated net income of $188.0 million, or $7.07 per diluted share, for the same period in 2011.

Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2012 was $57.3 million, or $2.30 per diluted share, compared to $51.3 million, or $1.96 per diluted share, for the same period in 2011.  For the year ended December 31, 2012, adjusted net income was $216.2 million, or $8.45 per diluted share, compared to adjusted net income of $194.1 million, or $7.30 per diluted share, for the same period in 2011.

Webcast Details

We will host a webcast on January 31, 2013 at 5:00 p.m. Eastern Time to answer questions related to our fourth quarter and full year 2012 results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance.  At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to achieve an acceptable return on capital.  If Consumer Loan performance equals or exceeds our initial expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment.  We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment.  Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of Consumer Loan collection rates as of December 31, 2012, with the forecasts as of September 30, 2012, as of December 31, 2011, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	December 31, 2012	September 30, 2012	December 31, 2011	Initial Forecast	September 30, 2012	December 31, 2011	Initial Forecast
2003	73.8%	73.8%	73.7%	72.0%	0.0%	0.1%	1.8%
2004	73.0%	73.0%	73.0%	73.0%	0.0%	0.0%	0.0%
2005	73.6%	73.5%	73.6%	74.0%	0.1%	0.0%	-0.4%
2006	69.9%	70.0%	70.0%	71.4%	-0.1%	-0.1%	-1.5%
2007	68.0%	68.1%	68.1%	70.7%	-0.1%	-0.1%	-2.7%
2008	70.3%	70.3%	70.0%	69.7%	0.0%	0.3%	0.6%
2009	79.5%	79.5%	79.4%	71.9%	0.0%	0.1%	7.6%
2010	77.3%	77.2%	76.8%	73.6%	0.1%	0.5%	3.7%
2011	74.1%	73.7%	73.2%	72.5%	0.4%	0.9%	1.6%
2012 (1)	72.2%	71.6%	-	71.4%	0.6%	-	0.8%

(1)
The forecasted collection rate for 2012 Consumer Loans as of December 31, 2012 includes both Consumer Loans that were in our portfolio as of September 30, 2012 and Consumer Loans assigned during the most recent quarter.  The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2012 Consumer Loan Assignment Period	December 31, 2012	September 30, 2012	Variance
January 1, 2012 through September 30, 2012	72.3%	71.6%	0.7%
October 1, 2012 through December 31, 2012	71.8%	-	-

Consumer Loans assigned in 2003 and 2009 through 2011 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates.  For all other assignment years presented, actual results have been very close to our initial estimates.  For the three months ended December 31, 2012, forecasted collection rates improved for Consumer Loans assigned in 2011 and 2012 and were generally consistent with expectations at the start of the period for all assignment years presented.  For the year ended December 31, 2012, forecasted collection rates improved for Consumer Loans assigned during 2008 and 2010 through 2012 and were generally consistent with expectations at the start of the period for all other assignment years presented.

Forecasting collection rates precisely at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2012.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of December 31, 2012
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2003	73.8%	43.4%	30.4%	99.7%
2004	73.0%	44.0%	29.0%	99.6%
2005	73.6%	46.9%	26.7%	99.5%
2006	69.9%	46.6%	23.3%	98.9%
2007	68.0%	46.5%	21.5%	98.0%
2008	70.3%	44.6%	25.7%	96.8%
2009	79.5%	43.9%	35.6%	94.9%
2010	77.3%	44.7%	32.6%	78.6%
2011	74.1%	45.5%	28.6%	50.9%
2012	72.2%	46.3%	25.9%	18.1%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age.  For 2009 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2004 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected Consumer Loan performance.  During the 2010 through 2012 period, the spread decreased as we again increased advance rates in response to the competitive environment.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of December 31, 2012 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	67.9%	45.8%	22.1%
	2008	70.7%	43.3%	27.4%
	2009	79.5%	43.5%	36.0%
	2010	77.3%	44.4%	32.9%
	2011	74.0%	45.2%	28.8%
	2012	72.1%	46.0%	26.1%

Purchased loans	2007	68.4%	49.1%	19.3%
	2008	69.7%	46.7%	23.0%
	2009	79.5%	45.3%	34.2%
	2010	77.1%	46.4%	30.7%
	2011	74.4%	48.2%	26.2%
	2012	73.0%	49.5%	23.5%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

The advance rates presented for each Consumer Loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback.  We transfer the dealer’s Consumer Loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in Consumer Loan assignment volume in each of the last eight quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2011	36.7%	59.3%
June 30, 2011	28.7%	41.3%
September 30, 2011	28.6%	40.5%
December 31, 2011	25.3%	32.1%
March 31, 2012	10.6%	10.7%
June 30, 2012	7.3%	7.9%
September 30, 2012	5.4%	3.1%
December 31, 2012	2.4%	6.0%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 2.4% and 6.0%, respectively, during the fourth quarter of 2012 as the number of active dealers grew 24.9% and average volume per active dealer declined 17.5%.  We believe the decline in volume per dealer is the result of increased competition.  We increased advance rates in April 2012 and September 2012, which positively impacted unit and dollar volumes while reducing the return on capital we expect to earn on new assignments.  We believe these advance rate increases had a positive impact on economic profit as we believe the positive impact of the increased dollar volume exceeded the negative impact of the reduced return on capital.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,
	2012	2011	% Change
Consumer Loan unit volume	41,442	40,482	2.4%
Active dealers (1)	4,001	3,203	24.9%
Average volume per active dealer	10.4	12.6	-17.5%

(1)	Active dealers are dealers who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,
	2012	2011	% Change
Consumer Loan unit volume from dealers active both periods	29,457	34,570	-14.8%
Dealers active both periods	2,299	2,299	-
Average volume per dealers active both periods	12.8	15.0	-14.8%

Consumer Loan unit volume from new dealers	2,044	1,713	19.3%
New active dealers (1)	514	382	34.6%
Average volume per new active dealers	4.0	4.5	-11.1%

Attrition (2)	-14.6%	-10.3%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)
Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.

Consumer Loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our Consumer Loan volume that was assigned to us as dealer loans:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
Dealer loan unit volume as a percentage of total unit volume	94.0%	92.6%	93.7%	92.5%
Dealer loan dollar volume as a percentage of total dollar volume (1)	92.6%	90.4%	92.0%	90.4%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

For the three months and year ended December 31, 2012, dealer loan unit and dollar volume as a percentage of total unit and dollar volume were generally consistent with the same periods in 2011.

As of December 31, 2012 and 2011, the net dealer loans receivable balance was 88.0% and 85.4%, respectively, of the total net loans receivable balance.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” section.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months and year ended December 31, 2012, compared to the same periods in 2011, include the following:

	For the Three Months Ended December 31,			For the Years Ended December 31,
(In millions, except share and per share data)	2012	2011	% Change	2012	2011	% Change
Adjusted average capital	$1,866.0	$1,512.8	23.3%	$1,742.8	$1,371.1	27.1%
Adjusted net income	$57.3	$51.3	11.7%	$216.2	$194.1	11.4%
Adjusted interest expense after-tax	$10.2	$9.5	7.4%	$39.9	$36.0	10.8%
Adjusted net income plus interest expense after-tax	$67.5	$60.8	11.0%	$256.1	$230.1	11.3%
Adjusted return on capital	14.5%	16.1%	-9.9%	14.7%	16.8%	-12.5%
Cost of capital	5.5%	5.8%	-5.2%	5.5%	6.4%	-14.1%
Economic profit	$42.1	$38.8	8.5%	$159.6	$143.1	11.5%
GAAP diluted weighted average shares outstanding	24,926,004	26,258,668	-5.1%	25,598,956	26,600,855	-3.8%
Adjusted net income per diluted share	$2.30	$1.96	17.3%	$8.45	$7.30	15.8%

Economic profit increased 8.5% and 11.5% for the three months and year ended December 31, 2012, respectively, as compared to the same periods in 2011.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three months and year ended December 31, 2012, as compared to the same periods in 2011:

	Year over Year Change in Economic Profit
(In millions)	For the Three Months Ended December 31, 2012	For the Year Ended December 31, 2012
Increase in adjusted average capital	$9.1	$38.8
Decrease in cost of capital	1.7	14.1
Decrease in adjusted return on capital	(7.5)	(36.4)
Increase in economic profit	$3.3	$16.5

The increase in economic profit for the three months ended December 31, 2012, as compared to the same period in 2011, was the result of the following:

•	An increase in adjusted average capital of 23.3% due to growth in our loan portfolio primarily as a result of an increase in active dealers.
•	A decrease in our cost of capital of 30 basis points primarily due to a decline in the average cost of debt resulting from the change in the mix of our outstanding debt.
•	A decrease in our adjusted return on capital of 160 basis points primarily as a result of the following:
•	A lower yield on our loan portfolio due to higher advance rates decreased the adjusted return on capital by 150 basis points.
•
An increase in operating expenses decreased the adjusted return on capital by 30 basis points as operating expenses grew 29.4% while adjusted average capital grew 23.3%.  The 29.4% increase ($8.5 million) in operating expenses primarily included:

•
An increase in salaries and wages expense of $5.0 million, or 31.8%, which included a $3.3 million increase in stock-based compensation expense primarily attributable to the 15 year stock award granted to our Chief Executive Officer during the first quarter of 2012.  Salaries and wages, excluding the increase in stock-based compensation, increased $1.7 million including an increase of $1.1 million in loan servicing, $0.5 million for support functions and $0.1 million in loan originations.

•	An increase in sales and marketing expense of $1.9 million, or 32.8%, primarily as a result of the increase in the size of our field sales force.
•
An increase in general and administrative expenses of $1.6 million, or 21.6%, primarily due to a $1.1 million expense related to the termination of our relationship with a third party ancillary product provider during the fourth quarter of 2012 and a $0.3 million increase in consulting fees.

The increase in economic profit for the year ended December 31, 2012, as compared to the same period in 2011, was the result of the following:

•	An increase in adjusted average capital of 27.1% due to growth in our loan portfolio primarily as a result of an increase in active dealers.
•
A decrease in our cost of capital of 90 basis points due to a decline in the average cost of equity resulting from a decline in the average 30 year treasury rate and a decline in the average cost of debt resulting from the change in the mix of our outstanding debt.

•	A decrease in our adjusted return on capital of 210 basis points primarily as a result of the following:
•	A lower yield on our loan portfolio due to higher advance rates decreased the adjusted return on capital by 180 basis points.
•
A decrease in other income reduced the adjusted return on capital by 30 basis points primarily as a result of a decrease in Guaranteed Asset Protection (“GAP”) profit sharing income, which was a result of the following:

•	Additional income recognized during 2011 as a result of a change we made to our revenue recognition during 2011 to begin recognizing this income as earned over the life of the GAP contracts.
•
A change made to our profit sharing income arrangement during 2012 that increased the total amount of income earned per GAP contract but reduced the amount recognized as other income.  This reduction was more than offset by a higher fee per GAP contract that is recognized as finance charges.

•	New GAP contract unit volume lagged the growth in adjusted average capital due to lower Consumer Loan unit volume growth and a decline in the penetration rate of our GAP product.

Operating expenses remained flat as a percentage of adjusted average capital for the year ended December 31, 2012, as compared to the same period in 2011, as operating expenses grew 28.3% while adjusted average capital grew 27.1%.  The 28.3% increase ($31.7 million) in operating expenses included:

•
An increase in salaries and wages of $19.2 million, or 30.5%, which included a $10.3 million increase in stock-based compensation expense primarily attributable to the 15 year stock award granted to our Chief Executive Officer during the first quarter of 2012 and a $2.0 million increase in fringe benefits, primarily related to medical claims. Salaries and wages, excluding the increase in stock-based compensation and fringe benefits, increased $6.9 million including an increase of $4.2 million in loan servicing, $2.2 million for support functions and $0.5 million in loan originations.

•	An increase in sales and marketing expenses of $7.6 million, or 32.2%, primarily as a result of the increase in the size of the field sales force.
•
An increase in general and administrative expenses of $4.9 million, or 19.1%, primarily due to a $1.2 million increase in information technology expenses, a $1.1 million expense related to the termination of our relationship with a third party ancillary product provider during the fourth quarter of 2012, a $1.1 million increase in legal expenses and $0.9 million in higher taxes primarily as a result of a property tax refund recognized in the first quarter of 2011.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	For the Three Months Ended
	Dec. 31, 2012	Sept. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011
Adjusted revenue as a percentage of adjusted average capital (1)	31.0%	31.7%	31.9%	31.8%	33.2%	33.9%	35.0%	37.9%
Operating expenses as a percentage of adjusted average capital (1)	8.0%	8.2%	8.2%	8.6%	7.6%	7.8%	8.2%	9.3%
Adjusted return on capital (1)	14.5%	14.8%	14.9%	14.6%	16.1%	16.4%	16.9%	18.0%
Percentage change in adjusted average capital compared to the same period in the prior year	23.3%	25.5%	27.9%	32.9%	33.9%	30.6%	26.0%	19.2%

(1)	Annualized

The adjusted return on capital for the three months ended December 31, 2012, as compared to the three months ended September 30, 2012, decreased 30 basis points primarily as a result of a decrease in finance charges as a percentage of adjusted average capital.  Finance charges decreased the adjusted return on capital by 60 basis points primarily as a result of a decrease in the yield on our loan portfolio due to higher advance rates on Consumer Loans assigned in the fourth quarter of 2012.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(In millions, except share and per share data)	Dec. 31, 2012	Sept. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011
Adjusted net income
GAAP net income	$59.9	$52.9	$56.6	$50.3	$50.0	$50.0	$44.8	$43.2
Floating yield adjustment (after-tax)	(0.2)	2.8	(1.9)	(0.7)	0.8	(0.4)	2.9	3.8
Program fee yield adjustment (after-tax)	-	-	-	-	0.2	-	0.1	-
Adjustment to record taxes at 37%	(2.4)	(0.1)	(0.4)	(0.6)	0.3	(0.4)	(0.4)	(0.8)
Adjusted net income	$57.3	$55.6	$54.3	$49.0	$51.3	$49.2	$47.4	$46.2

Adjusted net income per diluted share	$2.30	$2.23	$2.09	$1.86	$1.96	$1.88	$1.81	$1.68
Diluted weighted average shares outstanding	24,926,004	24,962,054	25,979,872	26,283,801	26,258,668	26,135,755	26,110,528	27,489,326

Adjusted revenue
GAAP total revenue	$159.3	$155.7	$151.8	$142.4	$138.0	$133.7	$130.0	$123.5
Floating yield adjustment	(0.3)	4.4	(2.9)	(1.1)	1.3	(0.6)	4.4	6.1
Program fee yield adjustment	-	-	-	-	0.4	0.1	0.1	0.1
Provision for credit losses	(6.2)	(9.8)	(2.7)	(5.3)	(6.6)	(4.6)	(9.0)	(9.0)
Provision for claims	(8.1)	(9.1)	(9.0)	(8.5)	(7.7)	(8.4)	(7.7)	(6.6)
Adjusted revenue	$144.7	$141.2	$137.2	$127.5	$125.4	$120.2	$117.8	$114.1

Adjusted average capital
GAAP average debt	$1,241.2	$1,202.8	$1,126.4	$1,031.2	$985.7	$941.5	$918.2	$723.8
GAAP average shareholders' equity	612.2	568.9	585.1	558.8	516.8	467.3	418.4	476.2
Floating yield adjustment	12.6	10.0	9.4	12.6	10.5	11.1	9.5	6.3
Program fee yield adjustment	-	-	-	-	(0.2)	(0.2)	(0.3)	(0.3)
Adjusted average capital	$1,866.0	$1,781.7	$1,720.9	$1,602.6	$1,512.8	$1,419.7	$1,345.8	$1,206.0

Adjusted revenue as a percentage of adjusted average capital (1)	31.0%	31.7%	31.9%	31.8%	33.2%	33.9%	35.0%	37.9%

Adjusted interest expense
GAAP interest expense	$16.3	$16.3	$15.6	$15.2	$15.0	$14.6	$15.0	$12.6
Adjustment to record tax effect at 37%	(6.1)	(6.0)	(5.8)	(5.6)	(5.5)	(5.5)	(5.6)	(4.6)
Adjusted interest expense (after-tax)	$10.2	$10.3	$9.8	$9.6	$9.5	$9.1	$9.4	$8.0

(1)	Annualized

	For the Three Months Ended
(In millions)	Dec. 31, 2012	Sept. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011
Adjusted return on capital
Adjusted net income	$57.3	$55.6	$54.3	$49.0	$51.3	$49.2	$47.4	$46.2
Adjusted interest expense (after-tax)	10.2	10.3	9.8	9.6	9.5	9.1	9.4	8.0
Adjusted net income plus interest expense (after-tax)	$67.5	$65.9	$64.1	$58.6	$60.8	$58.3	$56.8	$54.2

Adjusted return on capital (1) (3)	14.5%	14.8%	14.9%	14.6%	16.1%	16.4%	16.9%	18.0%

Economic profit
Adjusted return on capital	14.5%	14.8%	14.9%	14.6%	16.1%	16.4%	16.9%	18.0%
Cost of capital (2) (3)	5.5%	5.3%	5.6%	5.8%	5.8%	6.2%	6.5%	7.1%
Adjusted return on capital in excess of cost of capital	9.0%	9.5%	9.3%	8.8%	10.3%	10.2%	10.4%	10.9%
Adjusted average capital	$1,866.0	$1,781.7	$1,720.9	$1,602.6	$1,512.8	$1,419.7	$1,345.8	$1,206.0
Economic profit	$42.1	$42.1	$40.0	$35.4	$38.8	$36.4	$35.0	$32.9

Operating expenses
GAAP salaries and wages	$20.7	$21.7	$20.4	$19.4	$15.7	$15.8	$15.4	$16.1
GAAP general and administrative	9.0	6.8	7.3	7.4	7.4	6.0	6.5	5.7
GAAP sales and marketing	7.7	8.2	7.5	7.8	5.8	5.6	5.8	6.4
Operating expenses	$37.4	$36.7	$35.2	$34.6	$28.9	$27.4	$27.7	$28.2

Operating expenses as a percentage of adjusted average capital (3)	8.0%	8.2%	8.2%	8.6%	7.6%	7.8%	8.2%	9.3%

Percentage change in adjusted average capital compared to the same period in the prior year	23.3%	25.5%	27.9%	32.9%	33.9%	30.6%	26.0%	19.2%

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Dec. 31, 2012	Sept. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011
Average 30 year treasury rate	2.8%	2.7%	3.0%	3.1%	3.0%	3.8%	4.4%	4.5%
Adjusted pre-tax average cost of debt (3)	5.2%	5.4%	5.6%	5.9%	6.1%	6.2%	6.5%	7.0%

(3)	Annualized

	For the Years Ended December 31,
(In millions, except share and per share data)	2012	2011

Adjusted net income
GAAP net income	$219.7	$188.0
Floating yield adjustment (after-tax)	-	7.1
Program fee yield adjustment (after-tax)	-	0.3
Adjustment to record taxes at 37%	(3.5)	(1.3)
Adjusted net income	$216.2	$194.1

Adjusted net income per diluted share	$8.45	$7.30
Diluted weighted average shares outstanding	25,598,956	26,600,855

Adjusted average capital
GAAP average debt	$1,150.4	$892.3
GAAP average shareholders' equity	581.3	469.7
Floating yield adjustment	11.1	9.4
Program fee yield adjustment	-	(0.3)
Adjusted average capital	$1,742.8	$1,371.1

Adjusted interest expense
GAAP interest expense	$63.4	$57.2
Adjustment to record tax effect at 37%	(23.5)	(21.2)
Adjusted interest expense (after-tax)	$39.9	$36.0

Adjusted return on capital
Adjusted net income	$216.2	$194.1
Adjusted interest expense (after-tax)	39.9	36.0
Adjusted net income plus interest expense (after-tax)	$256.1	$230.1

Adjusted return on capital (1)	14.7%	16.8%

Economic profit
Adjusted return on capital	14.7%	16.8%
Cost of capital (2)	5.5%	6.4%
Adjusted return on capital in excess of cost of capital	9.2%	10.4%
Adjusted average capital	$1,742.8	$1,371.1
Economic profit	$159.6	$143.1

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Years Ended December 31,
	2012	2011
Average 30 year treasury rate	2.9%	3.9%
Adjusted pre-tax average cost of debt	5.5%	6.4%

Floating Yield Adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe adjusted earnings, which include the floating yield adjustment, are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 24, 2012, as amended in Item 1A of Part II of our Form 10-Q for the quarter ended June 30, 2012, filed with the Securities and Exchange Commission on August 2, 2012, as amended in Item 1A of Part II of our Form 10-Q for the quarter ended September 30, 2012, filed with the Securities and Exchange Commission on November 1, 2012, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our operations are dependent on technology.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
Our Chairman and founder controls a significant percentage of our common stock, has the ability to significantly influence matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share data)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue:
Finance charges	$140.6	$122.4	$538.2	$460.6
Premiums earned	12.1	10.8	47.1	40.0
Other income	6.6	4.8	23.9	24.6
Total revenue	159.3	138.0	609.2	525.2
Costs and expenses:
Salaries and wages	20.7	15.7	82.2	63.0
General and administrative	9.0	7.4	30.5	25.6
Sales and marketing	7.7	5.8	31.2	23.6
Provision for credit losses	6.2	6.6	24.0	29.0
Interest	16.3	15.0	63.4	57.2
Provision for claims	8.1	7.7	34.8	30.4
Total costs and expenses	68.0	58.2	266.1	228.8
Income before provision for income taxes	91.3	79.8	343.1	296.4
Provision for income taxes	31.4	29.8	123.4	108.4
Net income	$59.9	$50.0	$219.7	$188.0

Net income per share:
Basic	$2.42	$1.92	$8.65	$7.15
Diluted	$2.40	$1.91	$8.58	$7.07

Weighted average shares outstanding:
Basic	24,756,286	26,021,682	25,409,655	26,302,289
Diluted	24,926,004	26,258,668	25,598,956	26,600,855

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share data)	As of December 31,
	2012	2011
	(Unaudited)
ASSETS:
Cash and cash equivalents	$9.0	$4.7
Restricted cash and cash equivalents	92.4	104.7
Restricted securities available for sale	46.1	0.8

Loans receivable (including $5.9 and $4.9 from affiliates as of December 31, 2012 and December 31, 2011, respectively)	2,109.9	1,752.9
Allowance for credit losses	(176.4)	(154.3)
Loans receivable, net	1,933.5	1,598.6

Property and equipment, net	22.2	18.5
Income taxes receivable	1.1	0.5
Other assets	28.9	30.8
Total Assets	$2,133.2	$1,758.6

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$105.8	$95.8
Revolving secured line of credit	43.5	43.9
Secured financing	853.0	599.3
Mortgage note	4.0	4.3
Senior notes	350.3	350.4
Deferred income taxes, net	148.4	123.4
Income taxes payable	6.3	1.5
Total Liabilities	1,511.3	1,218.6

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $.01 par value, 80,000,000 shares authorized, 24,114,896 and 25,623,684 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	0.2	0.3
Paid-in capital	53.4	38.8
Retained earnings	568.4	500.9
Accumulated other comprehensive loss	(0.1)	-
Total Shareholders' Equity	621.9	540.0
Total Liabilities and Shareholders' Equity	$2,133.2	$1,758.6

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	For the Years Ended December 31,
	2012	2011
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$219.7	$188.0
Adjustments to reconcile cash provided by operating activities:
Provision for credit losses	24.0	29.0
Depreciation	5.1	4.1
Amortization	7.1	5.9
Provision for deferred income taxes	25.0	15.3
Stock-based compensation	12.2	1.9
Change in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	10.0	20.7
(Increase) decrease in income taxes receivable	(0.6)	11.5
Increase in income taxes payable	4.8	1.5
Decrease (increase) in other assets	1.3	(2.2)
Net cash provided by operating activities	308.6	275.7
Cash Flows From Investing Activities:
Decrease (increase) in restricted cash and cash equivalents	12.3	(38.1)
Purchases of restricted securities available for sale	(57.1)	(0.5)
Proceeds from sale of restricted securities available for sale	2.0	0.1
Maturities of restricted securities available for sale	9.6	0.4
Principal collected on loans receivable	1,162.8	996.9
Advances to dealers	(1,253.6)	(1,152.5)
Purchases of Consumer Loans	(108.8)	(122.2)
Accelerated payments of dealer holdback	(43.7)	(47.4)
Payments of dealer holdback	(115.7)	(85.2)
Net decrease in other loans	0.1	0.8
Purchases of property and equipment	(8.8)	(6.3)
Net cash used in investing activities	(400.9)	(454.0)
Cash Flows From Financing Activities:
Borrowings under revolving secured line of credit	2,507.4	2,384.9
Repayments under revolving secured line of credit	(2,507.8)	(2,477.7)
Proceeds from secured financing	1,742.0	1,164.5
Repayments of secured financing	(1,488.3)	(865.3)
Principal payments under mortgage note	(0.3)	(0.3)
Proceeds from sale of senior notes	-	106.0
Payments of debt issuance costs	(6.5)	(8.4)
Repurchase of common stock	(152.5)	(130.8)
Proceeds from stock options exercised	0.6	2.9
Tax benefits from stock-based compensation plans	2.0	3.4
Net cash provided by financing activities	96.6	179.2
Net increase in cash and cash equivalents	4.3	0.9
Cash and cash equivalents, beginning of period	4.7	3.8
Cash and cash equivalents, end of period	$9.0	$4.7

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$56.2	$51.4
Cash paid during the period for income taxes	$92.4	$76.5

CREDIT ACCEPTANCE CORPORATION
SUMMARY FINANCIAL DATA

Loans Receivable

A summary of changes in Loans receivable is as follows:

	(Unaudited)
(In millions)	For the Year Ended December 31, 2012
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$1,506.5	$246.4	$1,752.9
New Consumer Loan assignments (1)	1,253.6	108.8	1,362.4
Principal collected on loans receivable	(1,024.8)	(138.0)	(1,162.8)
Accelerated dealer holdback payments	43.7	-	43.7
Dealer holdback payments	115.7	-	115.7
Transfers (2)	(23.8)	23.8	-
Write-offs	(3.6)	(0.6)	(4.2)
Recoveries (3)	2.2	0.1	2.3
Net change in other loans	(0.1)	-	(0.1)
Balance, end of period	$1,869.4	$240.5	$2,109.9

(In millions)	For the Year Ended December 31, 2011
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$1,082.0	$262.9	$1,344.9
New Consumer Loan assignments (1)	1,152.5	122.2	1,274.7
Principal collected on loans receivable	(843.1)	(153.8)	(996.9)
Accelerated dealer holdback payments	47.4	-	47.4
Dealer holdback payments	85.2	-	85.2
Transfers (2)	(15.5)	15.5	-
Write-offs	(3.0)	(0.5)	(3.5)
Recoveries (3)	1.8	0.1	1.9
Net change in other loans	(0.8)	-	(0.8)
Balance, end of period	$1,506.5	$246.4	$1,752.9

(1)
The dealer loans amount represents advances paid to dealers on Consumer Loans assigned under our portfolio program.  The purchased loans amount represents one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.

(2)
Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback.  We transfer the dealer’s outstanding dealer loan balance to purchased loans in the period this forfeiture occurs.

(3)	Represents collections received on previously written off loans.

A summary of changes in the allowance for credit losses is as follows:

	(Unaudited)
(In millions)	For the Year Ended December 31, 2012
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$141.7	$12.6	$154.3
Provision for credit losses	27.1	(3.1)	24.0
Write-offs	(3.6)	(0.6)	(4.2)
Recoveries (1)	2.2	0.1	2.3
Balance, end of period	$167.4	$9.0	$176.4

(In millions)	For the Year Ended December 31, 2011
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$113.2	$13.7	$126.9
Provision for credit losses	29.7	(0.7)	29.0
Write-offs	(3.0)	(0.5)	(3.5)
Recoveries (1)	1.8	0.1	1.9
Balance, end of period	$141.7	$12.6	$154.3

(1)	Represents collections received on previously written off loans.